Globe Specialty Metals Reports First Quarter Fiscal 2014 Results.

·	Adjusted diluted earnings per share were $0.08 in the first quarter
·	Adjusted EBITDA in the first quarter was $21.4 million
·	Cash flow from operating activities of $38.7 million in the first quarter
·	Net cash increased 80% from the end of FY 2013 to $54.1 million
·	Net loss for the first quarter was $6.8 million
·	Adjusted net income for the first quarter was $5.9 million

New York, November 5, 2013 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announced results for the first quarter of fiscal 2014 ended September 30, 2013.

Net sales for the first quarter of fiscal 2014 of $173.0 million and shipments of 62,035 MT were both down 4%, respectively from the fourth quarter.  The decrease from the prior quarter is due to lower volume resulting from the lockout at our Becancour plant, changes in sales mix, continued impact of the run-off of inventories of dumped and subsidized silicon metal imports from China in the Canadian market that are now tapering since the imposition of preliminary dumping and countervailing duties in Canada, lower prices of silicon alloys as a result of aggressive pricing of ferrosilicon imports, primarily from Russian and Venezuela, and the impact of import market share gains and below-market pricing by silicon metal imports in the USA.

Adjusted EBITDA in the first quarter was $21.4 million, which represented a decline of $2.4 million  from the fourth quarter.  This was primarily due to lower indexed based pricing, lower silicon-based alloys and silicon metal pricing and higher selling, general and administrative expenses.  These decreases were partially offset by improved production costs compared to the prior quarter.

The May 3, 2013 lockout of unionized employees at the Becancour plant continues.  At the time of the lockout, the plant shut down two of the three furnaces.  Currently, management representatives of the plant operate the remaining furnace.  The lockout costs the company approximately $0.9 million per month in EBITDA, and the company will continue to exclude this cost in our calculation of adjusted EBITDA.

On a reported basis, EBITDA for the first quarter was $6.6 million, compared to $6.8 million in the prior year and $27.7 million in the fourth quarter.  Excluding certain items, detailed in the table below, the largest of which is the remeasurement of the stock option liability resulting from the increase of the share price, adjusted EBITDA was $21.4 million in the first quarter, compared to $31.1 million in the prior year and $23.8 million in the fourth quarter.

Net loss for the first quarter was $6.8 million, compared to net income of $9.7 million in the prior quarter.

Adjusted EBITDA was as follows:

	FY 2014	FY 2013
	First Quarter	Fourth Quarter	First Quarter
Reported EBITDA	$6,569	$27,684	6,755
Remeasurement of stock option liability	12,064	(6,624)	23,731
Quebec Silicon lockout costs	2,608	1,400	-
Transaction and due diligence expenses	161	1,075	651
Loss on remeasurement of equity investment	-	222	-
Adjusted EBITDA, excluding above items	$21,402	$23,757	31,137

Net cash increased 80% from the end of fiscal 2013 to $54.1 million from $30.1 million.     Cash flow provided by operating activities in the first quarter was $38.7 million, capital expenditures totalled $7.2 million and dividends totalled $5.2 million. Capital expenditures were primarily related to planned maintenance.  Net working capital improved by $18.4 million in the first quarter as a result of reductions in inventory and accounts receivable. Total debt outstanding decreased to $109.0 million in the first quarter from $143.7 million in the prior year and $139.5 million in the fourth quarter.
First quarter fiscal 2014 results were negatively impacted by $8.2 million of after-tax re-measurement expense for stock option liabilities, $2.3 million after-tax impact of deferred financing fees and $1.8 million after-tax costs related to the lockout at our Becancour plant.

Adjusted diluted earnings per share, which excludes the items listed below, were as follows:

	FY 2014	FY 2013
	First Quarter	Fourth Quarter	First Quarter
Reported Diluted EPS	$(0.09)	$0.13	(0.08)
Tax rate adjustment	0.01	-	0.01
Remeasurement of stock option liability	0.11	(0.06)	0.22
Quebec Silicon lockout costs	0.02	0.01	-
Deferred financing fees write-off	0.03	-	-
Transaction and due diligence expenses	-	0.01	0.01
Adjusted diluted EPS, excluding above items	$0.08	$0.09	0.16

Globe CEO Jeff Bradley commented, “Our plant operational improvements continue and we achieved cost savings of $5 million in 2013 and expect to achieve annualized cost savings of $15 million in 2014. We have begun negotiations for calendar 2014 annual sales contracts which are moving along at a marginally faster than normal pace for this time of the year.  Looking forward to the current quarter, some modest improvement in the pricing environment, especially in our silicon alloys business, along with some higher volumes in some of our products, may result in some modest sequential improvement in earnings performance over the first quarter of fiscal 2014.”

Conference Call

Globe will review first quarter fiscal 2014 results during its quarterly conference call on November 5, 2013 at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the November 5, 2013 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and, other factors identified in the Company’s periodic reports filed with the SEC.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

Non-GAAP Measures

EBITDA, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures.

We have included these measures to provide supplemental measures of our performance which we believe are important because they eliminate items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  Reconciliations of these measures to the comparable GAAP financial measures are provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.
Joe Ragan, 212-798-8125
Chief Financial Officer
Email: jragan@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net sales	$172,994	181,057	200,708
Cost of goods sold	152,280	159,702	168,640
Selling, general, and administrative expenses	25,138	4,560	37,720
Operating (loss) income	(4,424)	16,795	(5,652)
Other income (expense):
Loss on remeasurement of equity investment	-	(222)	-
Interest income	128	221	171
Interest expense, net of capitalized interest	(4,878)	(1,739)	(1,516)
Foreign exchange (loss) gain	(381)	(1,587)	545
Other income	21	721	115
(Loss) income before (benefit from) provision for income taxes	(9,534)	14,189	(6,337)
(Benefit from) provision for income taxes	(2,709)	4,571	(1,269)
Net (loss) income	(6,825)	9,618	(5,068)
(Income) loss attributable to noncontrolling interest, net of tax	(27)	126	(637)
Net (loss) income attributable to Globe Specialty Metals, Inc.	$(6,852)	9,744	(5,705)
Weighted average shares outstanding:
Basic	75,310	75,304	75,051
Diluted	75,310	75,373	75,051
(Loss) earnings per common share:
Basic	$(0.09)	0.13	(0.08)
Diluted	(0.09)	0.13	(0.08)

EBITDA:
Net (loss) income	$(6,825)	9,618	(5,068)
(Benefit from) provision for income taxes	(2,709)	4,571	(1,269)
Net interest expense	4,750	1,518	1,345
Depreciation, depletion, amortization and accretion	11,353	11,977	11,747
EBITDA	$6,569	27,684	6,755

GLOBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$163,084	169,676	182,109
Accounts receivable, net	76,865	83,816	82,969
Inventories	90,506	101,197	134,120
Deferred tax assets	15,229	11,504	13,821
Prepaid expenses and other current assets	19,584	26,338	21,739
Total current assets	365,268	392,531	434,758
Property, plant, and equipment, net	418,074	422,447	432,896
Deferred tax assets	125	125	200
Goodwill	43,177	43,177	56,848
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	5,973	5,973	9,316
Other assets	4,358	6,893	26,396
Total assets	$837,452	871,623	960,891

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,554	41,039	56,960
Short-term debt	15	284	323
Revolving credit agreements	9,000	9,000	9,000
Accrued expenses and other current liabilities	62,136	48,886	72,813
Total current liabilities	109,705	99,209	139,096
Long-term liabilities:
Revolving credit agreements	100,000	130,250	134,374
Deferred tax liabilities	34,634	37,375	28,931
Other long-term liabilities	59,460	58,709	70,933
Total liabilities	303,799	325,543	373,334
Stockholders’ equity:
Common stock	8	8	8
Additional paid-in capital	397,676	399,234	396,968
Retained earnings	58,598	70,628	109,467
Accumulated other comprehensive loss	(4,358)	(4,918)	(5,728)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	451,920	464,948	500,711
Noncontrolling interest	81,733	81,132	86,846
Total stockholders’ equity	533,653	546,080	587,557
Total liabilities and stockholders’ equity	$837,452	871,623	960,891

GLOBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Cash flows from operating activities:
Net (loss) income	$(6,825)	9,618	(5,068)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	11,353	11,977	11,747
Share-based compensation	(1,558)	2,187	(8,707)
Loss on remeasurement of equity investment	-	222	-
Deferred financing fees	3,524	212	200
Unrealized foreign exchange loss (gain)	-	722	(976)
Deferred taxes	(6,530)	6,451	(9,045)
Amortization of customer contract liabilities	(1,730)	(1,822)	(1,343)
Changes in operating assets and liabilities:
Accounts receivable, net	7,203	5,610	2,819
Inventories	11,000	16,521	(13,528)
Prepaid expenses and other current assets	6,599	1,035	1,290
Accounts payable	236	(13,152)	4,891
Accrued expenses and other current liabilities	13,416	(4,877)	34,102
Other	2,006	(1,721)	(459)
Net cash provided by operating activities	38,694	32,983	15,923
Cash flows from investing activities:
Capital expenditures	(7,203)	(8,204)	(8,025)
Net cash used in investing activities	(7,203)	(8,204)	(8,025)
Cash flows from financing activities:
Net payments of short-term debt	(269)	(11)	-
Net (payments) borrowings on revolving credit agreements	(30,250)	(11,241)	2,597
Debt issuance costs	(1,080)	-	-
Dividend payment	(5,178)	(4,707)	(4,691)
Proceeds from stock option exercises	-	23	-
Other financing activities	(633)	(639)	(627)
Net cash used in financing activities	(37,410)	(16,575)	(2,721)
Effect of exchange rate changes on cash and cash equivalents	(673)	471	(1,078)
Net (decrease) increase in cash and cash equivalents	(6,592)	8,675	4,099
Cash and cash equivalents at beginning of period	169,676	161,001	178,010
Cash and cash equivalents at end of period	$163,084	169,676	182,109

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$1,009	1,096	1,080
Cash paid for income taxes, net	600	(116)	1,857

GLOBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Supplemental Statistics
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Shipments in metric tons:
Silicon metal	31,619	34,299	40,487
Silicon-based alloys	30,416	30,452	29,543
Total shipments*	62,035	64,751	70,030

Average selling price ($/MT):
Silicon metal	$2,699	2,754	2,789
Silicon-based alloys	2,019	2,086	2,273
Total*	$2,365	2,440	2,571
Average selling price ($/lb.):
Silicon metal	$1.22	1.25	1.27
Silicon-based alloys	0.92	0.95	1.03
Total*	$1.07	1.11	1.17

* Excludes by-products and other